INDEPENDENT AUDITORS' CONSENT


  The Board of Directors and Stockholders
  The Beard Company:



  We consent to Incorporation by reference in the Registration Statements (No. 33-87110, 33-98482, and 333-06757) on Form S-8 of The Beard Company of
  our report dated March 19, 1997, relating to the balance sheets of The Beard Company and subsidiaries as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996, annual report on Form 10-K of The Beard Company.



                                        KPMG PEAT MARWICK LLP

                                        KPMG Peat Marwick LLP

  Oklahoma City, Oklahoma
  March 28, 1997